Exhibit (j)(7) under Form N-1A
Exhibit 23 under Item 601/Reg. S-K

KPMG LLP           Telephone +1 617 988 1000
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Boston, MA  02110-2374           Internetwww.us.kpmg.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and
Board of Trustees of
Federated Income Securities Trust:

We consent to the use of our report dated November 24, 2009, with respect to the financial statements of the Federated Prudent DollarBear Fund (formally Federated Prudent Global Income Fund), a portfolio of the Federated Income Securities Trust, as of September 30, 2009, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm”, “Addresses”, and “Appendix” in the statement of additional information.

Boston, Massachusetts
January, 22, 2010